Portfolio Recovery Associates Reports Fourth Quarter and Full Year 2006 Results

Net Income Up 21% to $11.4 Million, or $0.71 Per Share, in Fourth Quarter on Revenue of $49.0 Million; Portfolio Acquisitions Continue Strong in Quarter at $32.7 Million

NORFOLK, VA -- 02/14/2007 -- Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a company that purchases and manages portfolios of defaulted consumer receivables and provides a broad range of accounts receivable management services, today reported net income of $11.4 million, or $0.71 per diluted share, for the quarter ended December 31, 2006.

The Company's fourth-quarter 2006 earnings represent growth of 21% from net income of $9.4 million, or $0.58 per diluted share, in the same period a year earlier.

Total revenue increased 25% to $49.0 million in the fourth quarter of 2006, up from $39.3 million in the year-earlier period. Total revenue consists of cash collections reduced by amounts applied to the Company's owned debt portfolios plus commissions from its fee-for-service businesses. During the fourth quarter of 2006, the Company applied 28.8% of cash collections to reduce the carrying basis of its owned debt portfolios. This included a $450,000 allowance charge against various pools of accounts.

"Portfolio Recovery Associates had yet another fine year in 2006 with a combination of strong financial performance, robust portfolio buying and the addition of new facilities and staff to position us for future growth. In the fourth quarter, we executed well across the board, operating with great efficiency even as our workforce expansion moved forward. This would not have been possible without the talent and great dedication of our staff in all areas of the Company. Fee-for-service revenue set new records and cash collections remained solid, even with the seasonal headwinds we typically see in the fourth quarter, as portfolio buying remained strong," said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

The Company's earnings for full-year 2006 totaled $44.5 million, or $2.77 per diluted share, compared with $36.8 million, or $2.28 per diluted share, for the full year 2005. Revenue for full-year 2006 was $188.3 million, compared with $148.5 million in full-year 2005.

Financial and Operating Highlights

--  Cash collections rose 24% to $58.8 million in the fourth quarter of
    2006, up from $47.2 million in the year-ago period.

--  Productivity, as measured by cash collections per hour paid, the
    Company's key measure of collector performance, stands at $146.03 for the full year 2006, up from $133.39 for all of 2005. Excluding the impact of trustee remittances from purchased bankrupt accounts, the comparison is
    $132.15 for the full year 2006 vs. $128.02 for all of 2005.

--  The Company purchased $1.06 billion of face-value debt during the fourth quarter of 2006 for $32.7 million. This debt was acquired in 34 pools from 17 different sellers. For the full year, the Company purchased
    $7.79 billion of face-value debt for an investment of $112.4 million.

--  The Company's fee-for-service businesses generated record revenue of
    $7.1 million in the fourth quarter of 2006, up more than 50% from $4.7 million in the same period a year ago.

--  The Company's cash balances were $25.1 million as of December 31,
    2006, down slightly from $26.7 million as of September 30, 2006. During the
    2006 fourth quarter, the Company made no use of its $75 million line of credit. No amount was outstanding on the line as of December 31, 2006.
"Portfolio Recovery Associates' strong 2006 performance, even in the face of a challenging pricing environment, speaks directly to our overall approach to this business. We have always strived to continuously improve operating efficiency, acquire and manage our portfolios with an eye toward long-term investment results, invest in good people and new skills, and manage the Company to maximize net income. With net earnings up 21% in 2006 together with increasing productivity and strong portfolio acquisitions, we are moving forward into 2007 with great confidence and enthusiasm," said Kevin P. Stevenson, Chief Financial and Administrative Officer.

Conference Call Information

The Company will hold a conference call with investors today, February 14, 2007, at 5:30 p.m. EST to discuss its fourth quarter and full-year results. Investors can access the call live by dialing 866-510-0712 for domestic callers or 617-597-5380 for international callers using the pass code 97129043.

In addition, investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 78742826. The replay will be available approximately two hours after today's conference call ends. Investors may also listen via webcast, both live and archived, at the Company's website, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. The company's primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies, and retail merchants. Portfolio Recovery Associates also provides a broad range of collection services, including revenue administration for government entities through its RDS business, collateral-location services for credit originators via IGS Nevada, and fee-based collections through Anchor Receivables Management.

Statements herein which are not historical, including Portfolio Recovery Associates' or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, including statements with respect to future contributions of IGS Nevada and RDS to earnings and future portfolio-purchase opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates' presentations and web casts. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk factors and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, filed with the Securities and Exchange Commission and available through the Company's website, which contain a more detailed discussion of the Company's business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

                    Portfolio Recovery Associates, Inc.
                 Unaudited Consolidated Income Statements
                 (in thousands, except per share amounts)

                   Three Months  Three Months      Year          Year
                      Ended         Ended          Ended         Ended
                   December 31,  December 31,   December 31,  December 31,
                       2006          2005           2006          2005

Revenues:
 Income recognized
  on finance
  receivables      $     41,830  $     34,614   $    163,357  $    134,674
 Commissions              7,129         4,712         24,965        13,851
                   ------------  ------------   ------------  ------------

    Total revenue        48,959        39,326        188,322       148,525

Operating expenses:
  Compensation
   and employee
   services              15,160        11,841         58,142        44,332
  Outside legal and
   other fees and
   services              10,757         7,811         40,139        29,965
  Communications          1,483         1,211          5,876         4,424
  Rent and occupancy        583           558          2,276         2,101
  Other operating
   expenses               1,264         1,108          4,758         3,424
  Depreciation and
   amortization           1,360         1,410          5,131         4,679
                   ------------  ------------   ------------  ------------

   Total operating
    expenses             30,607        23,939        116,322        88,925
                   ------------  ------------   ------------  ------------

    Income from
     operations          18,352        15,387         72,000        59,600

Other income and
 (expense):
 Interest income            169           136            584           611
 Interest expense           (70)          (95)          (378)         (281)
                   ------------  ------------   ------------  ------------

    Income before
     income taxes        18,451        15,428         72,206        59,930

    Provision for
     income taxes         7,038         5,979         27,716        23,159
                   ------------  ------------   ------------  ------------

    Net income     $     11,413  $      9,449   $     44,490  $     36,771
                   ============  ============   ============  ============

Net income per
 common share
  Basic            $       0.72  $       0.60   $       2.80  $       2.35
  Diluted          $       0.71  $       0.58   $       2.77  $       2.28

Weighted average
 number of shares
 outstanding
  Basic                  15,960        15,745         15,911        15,642
  Diluted                16,106        16,196         16,082        16,149

                    Portfolio Recovery Associates, Inc.
              Unaudited Consolidated Summary Balance Sheets
                   (in thousands, except share amounts)

                                                 December 31,  December 31,
ASSETS                                               2006          2005

Cash and cash equivalents                        $     25,101  $     15,985
Finance receivables, net                              226,447       193,645
Property and equipment, net                            11,193         7,186
Income tax receivable                                   1,513             -
Goodwill                                               18,288        18,288
Intangible assets, net                                  6,754         9,023
Other assets                                            4,083         3,646
                                                 ------------  ------------

     Total assets                                $    293,379  $    247,773
                                                 ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
 Accounts payable and accrued liabilities        $     11,715  $     13,569
 Deferred tax liability                                33,453        22,346
 Revolving lines of credit                                  -        15,000
 Long-term debt & capital lease obligations               932         1,535
                                                 ------------  ------------

     Total liabilities                                 46,100        52,450

Stockholders' equity:
 Preferred stock, par value $0.01, authorized
  shares, 2,000,000, issued and outstanding
  shares - 0                                                -             -
 Common stock, par value $0.01, authorized
  shares, 30,000,000, issued and outstanding
  shares - 15,987,432 at December 31, 2006,
  and 15,767,443 at December 31, 2005                     160           158
 Additional paid-in capital                           115,528       108,064
 Retained earnings                                    131,591        87,101
                                                 ------------  ------------

 Total stockholders' equity                           247,279       195,323
                                                 ------------  ------------

     Total liabilities and stockholders' equity  $    293,379  $    247,773
                                                 ============  ============

Contact:
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com